EXHIBIT 99.1

Bion Announces Strategic Alliance with Transparency Wise

November 17, 2023. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology and premium sustainable beef, announced today a Letter of Intent with Transparency Wise, LLC, (TW) of St Petersburg, FL. Bion and TW will work to define a strategic partnership focused on providing their mutual producer partners and supply chain participants with resources and technology to measure, verify, and report regenerative practices and climate-smart impacts.

TW will provide Bion and their producer partners with TW’s AgWise.io agricultural data management platform to measure, monitor, report, and quantify livestock production data. Relevant data will be shared with appropriate supply chain stakeholders and, ultimately, with the consumer via the Transparency Wise consumer app. TW will utilize their blockchain integration with IBM Food TrustTM to leverage the integrity of data collected.

Bion and TW will develop a platform to provide comprehensive tracking and transparency throughout the full animal lifecycle, from genetics to cow/calf and backgrounding to finishing, processing, and distribution. Specifically, Bion and TW will develop the platform to track:

-	Cattle: Source, genetics, breeding, feed protocols, rotational grazing, and health and efficiency outcomes throughout the lifecycle of the animals.
-	Land: Measure, monitor, report, and quantify data on regenerative practices and climate impacts, for both supply chain cattle and feed source. Data will focus on soil health and carbon sequestration by tracking water use/management, nutrient management, land use efficiency, and regenerative practices such as planting cover crops and rotational grazing.
-	Feeding Operations: Integrate a comprehensive operational dashboard for Bion’s Feeding Operations to measure and monitor cattle supply, Scope 3 emissions and climate impacts, and feeder-specific emissions, and impacts. It will also measure, monitor, report, and quantify methane removal, carbon insets/offsets/credits, biogas or renewable energy generation, solar, recycled water, and production of climate-smart fertilizer.
-	Sustainable Beef - Verifiable by the Consumer: Relevant climate impacts and production practices will be accessible by app and verifiable by the consumer before and at the point of purchase. Consumers will also be able to track high-attribute climate impacts and product claims and verify them on blockchain.
-	AI Optimizations: Artificial Intelligence (AI) and advanced machine learning will be leveraged throughout Bion’s operations, to improve operational and supply chain efficiency, reduce resource consumption and environmental impacts, optimize animal health and welfare, and predict market opportunities.

Sarah Martello, CEO of Transparency Wise, said, “We are excited to partner with Bion and help define and market the country’s first truly sustainable beef. Bion’s vision of verified sustainability is a perfect fit with our own mission to provide the traceability that food safety requires, and the transparency that today’s consumer expects.” Martello added, “With TW’s capabilities, Bion and its partners, especially those on the distribution side, won’t be concerned with greenwashing: they’ll be able to prove every claim on the package.”

Bill O’Neill, Bion’s CEO, said, “Sustainable beef is built from the ground up. Tracking feed inputs, animal movement and grazing practices, methane and other GHG emissions, ammonia emissions, water usage, etc., and documenting improvements throughout the value chain, is critical to building trust with the consumer. We’re looking forward to working with Transparency Wise to provide that complete lifecycle transparency, from ‘dirt to dinner plate’, and build a platform that will allow each of our supply chain partners to connect into the circular ecosystem our strategic partner model creates.”

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About Transparency Wise: TW was founded by Bill O’Neill (before joining Bion as its CEO) and his wife, Sarah Martello, TW’s CEO. TW provides cutting-edge technology solutions, tools, and resources to the agri-food supply chain that deliver transparency and traceability to stakeholders - from producers to consumers. The agwise.io platform supports producers and stakeholders as they implement regenerative and climate-smart practices, providing tools for them to track, measure, verify and predict outcomes of production practices. TransparencyWise, the consumer-facing platform, connects consumers and other stakeholders to transparent and traceable food information. Learn more at https://transparencywise.com/.

About Bion: Bion’s patented 3rd generation technology and the Gen3Tech platform it supports minimize the environmental impacts from livestock waste. The platform will simultaneously increase resource efficiencies and revenues by upcycling nutrient byproducts, producing PV solar and Renewable Natural Gas, and will enable sustainable branding (and premium pricing) for the protein products – meat, milk, eggs. Bion is focused on developing state-of-the-art indoor cattle feeding operations that will produce premium sustainable beef, with a USDA-certified brand. Byproducts include clean water and unique low-carbon and organic nitrogen fertilizer products. Learn more at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘won’t be’, ‘looking forward to’, and similar expressions identify certain forward-looking statements that are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

303-898-4945 direct